Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Dan Carpenter, Corporate Communications,
phone: 510/572-5241, e-mail: dan.carpenter@lamresearch.com
Lam Research Corporation Announces $750 Million Share Repurchase Program
FREMONT, Calif., February 23, 2007 — Lam Research Corporation (NASDAQ: LRCX), a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry, today announced that its Board of Directors has authorized the repurchase of up to $750 million of the Company’s common stock from the public market or in private purchases.
“We are pleased to announce that our Board has authorized an additional share repurchase program,” stated Steve Newberry, president and chief executive officer of Lam Research. “It is a reflection of our Board’s confidence in the Company’s financial strength. Based on our excellent cash flow and our operational excellence, we’re enthusiastic about the long-term opportunities for the company and our shareholders,” Newberry concluded.
The terms of the repurchase program will permit Lam to repurchase shares at a pace determined by management. As of December 24, 2006, Lam had approximately $1.6 billion in total cash and cash equivalents, short-term investments, and restricted cash and investments and approximately 141.9 million shares outstanding. Under the Board’s two previous repurchase authorizations, totaling $750 million, Lam had repurchased approximately 16.7 million shares at an aggregate cost of approximately $604.9 million through February 22, 2007. Management is planning to repurchase both the amount remaining in the previous repurchase approval and the amount in this new repurchase approval according to the Board authorizations.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to management’s plans for repurchasing Company stock under the approvals granted by the Board and the Company’s view of the long-term opportunites for the Company and its shareholders. These plans are dependent on the Company’s future financial condition, and management’s determinations of the continued value of a repurchase program, changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, success of our competitors’ strategies including their development of new technologies, and the technical challenges presented by our current product offerings as well as our new products.
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Lam Research Announces $750 Million Share Repurchase Program
Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 25, 2006 and Form 10-Q for the quarter ended December 24, 2006, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation, one of Fortune magazine’s “100 Fastest-Growing Companies” in 2006, is a major supplier of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s commitment to social responsibility has been recognized on Business Ethics/CRO’s 100 Best Corporate Citizens list for the last three years. Lam employs over 2,600 in Asia, Europe, and the United States and generated $2.2 billion in revenue in calendar year 2006. Lam’s common stock trades on The NASDAQ Global Select MarketSM under the symbol LRCX. Lam is a NASDAQ-100® company. For more information visit http://www.lamresearch.com.

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